Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ACCENTIA BIOPHARMACEUTICALS, INC.

Pursuant to the Florida Business Corporation Act, Chapter 607 of the Florida Statutes (the “FBCA”), Accentia Biopharmaceuticals, Inc., a Florida corporation (the “Corporation”), hereby certifies that:

FIRST: This Corporation is named Accentia Biopharmaceuticals, Inc. and was originally incorporated in the State of Florida on March 26, 2002 under the name Accentia, Inc., and these Amended and Restated Articles of Incorporation shall amend, restate, and supersede in their entirety any and all prior Articles of Incorporation (and all amendments and modifications thereto) filed with the State of Florida from the date of the Corporation’s original incorporation through the date hereof.

SECOND: These Amended and Restated Articles of Incorporation have been approved by that certain Order Confirming First Amended Joint Plan of Reorganization of Accentia Biopharmaceuticals, Inc., Analytica International, Inc., TEAMM Pharmaceuticals, Inc., AccentRx, Inc., and Accentia Specialty Pharmacy, Inc. under Chapter 11 of Title 11, United States Code Dated as of August 16, 2010, as Modified, Pursuant to 11 U.S.C. § 1129 dated November 2, 2010 (the “Confirmation Order”), entered by the United States Bankruptcy Court for the Middle District of Florida, Tampa Division, in In re: Accentia Biopharmaceuticals, Inc. et al., Case No. 8:08-bk-17795-KRM. The Confirmation Order authorizes the President of the Corporation, Samuel S. Duffey, to execute and file these Amended and Restated Articles of Incorporation.

THIRD: The Corporation’s Articles of Incorporation have been amended and restated as follows:

ARTICLE I

NAME AND ADDRESS

The name of this Corporation is Accentia Biopharmaceuticals, Inc. The mailing address and street address of the Corporation’s principal office is 324 South Hyde Park Avenue, Suite 350, Tampa, FL 33606.

ARTICLE II

TERM OF EXISTENCE

This Corporation shall have perpetual existence.

ARTICLE III

PURPOSE

The general nature of the business to be transacted by this Corporation shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Florida.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have the authority to issue shall be 350,000,000 shares, of which 300,000,000 shares will be Common Stock, par value $.001 per share, and 50,000,000 shares shall be Preferred Stock having no par value. Pursuant to Section 607.0602 of the FBCA, the Board of Directors is authorized, without the approval of the shareholders of the Corporation, to (a) provide for the classification and reclassification of any unissued shares of Preferred Stock and determine the preferences, limitations, and relative rights thereof and (b) issue Preferred Stock in one or more classes or series, all within the limitations set forth in Section 607.0601 of the FBCA. Notwithstanding the foregoing, the Corporation shall be prohibited from issuing any non-voting equity securities to the extent, and only to the extent, required by Section 1123(a)(6) of Title 11 of the United States Code.

ARTICLE V

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation is 324 South Hyde Park Avenue, Suite 350, Tampa, FL 33606. The name of its registered agent at such address is James A. McNulty.

ARTICLE VI

DIRECTORS

The business of the Corporation shall be managed by a Board of Directors consisting of not fewer than one director, the exact number to be determined from time to time in accordance with the Bylaws of the Corporation.

ARTICLE VII

SHAREHOLDER QUORUM

One-third of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of Shareholders. When a specified item of business is required to be voted on by a class or series of stock, one-third of the shares of such class or series entitled to vote shall constitute a quorum for the transaction of such item of business by that class or series.

ARTICLE VIII

SPECIAL MEETINGS OF SHAREHOLDERS

Special meetings of the shareholders of the Corporation, for any purpose or purposes, unless otherwise prescribed by applicable law, may be called by the Board of Directors. Unless otherwise prescribed by applicable law, a special meeting of the shareholders of the Corporation shall be called by the Secretary of the Corporation upon the written request of the shareholders of the Corporation who together own of record twenty-five percent (25%) of the outstanding stock of all classes entitled to vote at such meeting. The request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of shareholders of the Corporation shall be limited to the purposes stated in the notice of such special meeting.

ARTICLE IX

INDEMNIFICATION

This Corporation shall indemnify any director or officer of the Corporation or any former director or officer of the Corporation, to the full extent permitted by applicable law.

ARTICLE X

AMENDMENT

These Amended and Restated Articles of Incorporation may be amended in the manner provided by law.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this 17th day of November, 2010.

By:	/s Samuel S. Duffey
Name: Samuel S. Duffey
Title: President

ACCEPTANCE OF APPOINTMENT

BY REGISTERED AGENT

The undersigned, having been named in these Amended and Restated Articles of Incorporation as the registered agent at the office designated therein, hereby accepts such appointment and agrees to act in such capacity. The undersigned hereby states that he is familiar with, and hereby accepts, the obligations set forth in Section 607.0505 of the FBCA and the undersigned will further comply with any other provisions of law made applicable to him as the registered agent of the Corporation.

Dated: November 17, 2010

By:	/s/ James A. McNulty
James A. McNulty

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